CONSENT OF MENDOZA BERGER & COMPANY, LLP
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference and use in Annual Report on Form 10-K under the Securities Exchange Act of 1934 of Integrated Communication Networks, Inc. for the year ended December 31, 1999, of our report on the consolidated financial statements of Integrated Communication Networks, Inc. (formerly, Global Access Pagers, Inc.) for the year ended December 31, 1999 and to the reference to us under the heading Part II, Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, Form 10-K for Integrated Communication Networks, Inc.



/s/ Mendoza Berger & Company, LLP
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Mendoza Berger & Company, LLP
Laguna Hills, California

Dated: April 13, 2000